Exhibit 10.1

WORK ORDER

PROTOCOL NUMBER: NTRP101-205

This Work Order is made and entered as of the 12th day of May, 2022 (the “Effective Date”) by and between Synaptogenix, Inc. (“Sponsor”) and Worldwide Clinical Trials, Inc. (“Worldwide”).

WHEREAS, Sponsor and Worldwide have entered into that certain Master Services Agreement effective February 7, 2022 (hereinafter referred to as the “Agreement”); and

WHEREAS, pursuant to the Agreement, Worldwide has agreed to perform certain Services in accordance with Work Orders from time to time entered into by the Parties, as more fully provided in Section 1.0 of the Agreement, and Sponsor and Worldwide now desire to enter into such a Work Order, (the “Work Order”).

WHEREAS, Worldwide and Sponsor desire that Worldwide provide certain Services with respect to A Phase 2, Randomized, Double-Blind, Placebo-Controlled, Parallel-Group, Dose-Ranging Study to Evaluate the Safety, Tolerability, and Efficacy of Bryostatin 1 Administered via IV Bolus Infusion for the Treatment of Subjects with Moderate to Severe Alzheimer's Disease (AD) Not Receiving Memantine Treatment, (the “Study”) for the study of the drug Bryostatin (“Study Drug”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

1.Scope of Services. Worldwide shall perform the Services described in the Scope of Services, attached to this Work Order as Attachment A (“Assumptions and Scope of Services”).

2.Compensation. For performance of these Services, Sponsor shall pay to Worldwide the amounts set forth in the Budget set forth in Attachment B to this Work Order, which amounts shall be payable pursuant to the Payment Schedule set forth in Attachment C to this Work Order.

3.Term and Termination. The term of this Work Order shall commence upon the Effective Date stated above and shall continue until completion of Services as described in Attachment A, provided, however, the provisions of the Agreement shall govern its termination prior to completion.

4.Incorporation by Reference; Conflict. This Work Order is an integral part of, and shall be included in Exhibit A of the Agreement, incorporated into the Agreement and governed by the terms of the Agreement. In the event of a conflict between the terms and conditions of this Work Order and those of the Agreement, the terms of the Agreement shall take precedence and control over those of this Work Order unless the Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter by reference. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement.

5.Timely Completion. The Timeline for this Work Order is attached as Attachment D.

6.Currency. All invoices and amounts to be paid shall be in USD.

IN WITNESS WHEREOF, the Parties have hereunto signed this Work Order as of the Effective Date.

Worldwide Clinical Trials, Inc.		Synaptogenix, Inc.

By:	/s/ Gabrielle Lewis	By:	/s/ Alan J. Tuchman, M.D.
Name:	Gabrielle Lewis	Name:	Alan J. Tuchman, M.D.
Title:	Legal Counsel	Title:	CEO
Date:	19-May-2022	Date:	5-2-2022

LIST OF ATTACHMENTS:

ATTACHMENT A:	ASSUMPTIONS AND SCOPE OF SERVICES
ATTACHMENT B:	BUDGET
ATTACHMENT C:	PAYMENT SCHEDULE
ATTACHMENT D:	TIMELINE

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made and entered into as of February 7th, 2022 (the “Effective Date”), by and between Worldwide Clinical Trials, Inc., with offices at 600 Park Offices Drive, Suite 200, Research Triangle Park, Durham, NC 27709 (together with its Affiliates, “Worldwide”) and Synaptogenix, Inc., with offices at 1185 Avenue of the Americas, 3rd Floor, New York, NY 10036 (“Sponsor”), both hereinafter referred to as the “Parties”.

For purposes of this Agreement, “Affiliates” means any entity that controls, is controlled by or is under common control with, that Party. “Control” means the possession, directly or indirectly, of at least 50% of the share capital or voting rights or of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

WHEREAS, Sponsor is engaged in the research and development of pharmaceutical products;

WHEREAS, Worldwide is engaged in providing services to pharmaceutical companies in support of their clinical research and product development activities;

WHEREAS, Sponsor wishes to retain Worldwide, from time to time, to assist in certain product development activities relating to certain of Sponsor’s clinical studies (each of which shall be referred to as a “Study”); and

WHEREAS, Sponsor agrees to compensate Worldwide for its services.

NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.0	SERVICES

Worldwide, itself or through one of its Affiliates (if applicable) hereby agrees to perform the services (the “Services”) in accordance with the terms of this Agreement and any associated Work Order(s) (as hereinafter defined). In the event that Sponsor requires the performance of Services, it shall enter into a Work Order, defined as a separate written agreement between Sponsor and Worldwide, specifying the basic parameters of a project, including, without limitation, the assumptions, the costs, payment schedule, and the time period for completing a project, or as applicable, other Services to be performed by Worldwide for Sponsor (the “Work Order”). The Work Order shall be in the form as attached hereto as Exhibit A. To the extent any term or provision of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall prevail, except to the extent the Parties agree, or the applicable Work Order expressly and specifically states an intent to supersede this Agreement on a specific matter.

1.1	Performance

Worldwide shall use its commercially reasonable efforts to perform the Services within the estimated time frame set forth in Attachment D of the applicable Work Order. Such time estimate assumes, however, the full cooperation of Sponsor, Regulatory Authorities, Ethics Committees and investigators and other third parties not under Worldwide’s control, and shall be subject to adjustment (including costs) if the work for the Services is delayed due to circumstances not attributable to Worldwide.

1.2	Compliance with Laws/Agreements

The Parties shall perform their obligations under this Agreement and each Work Order in accordance with the terms of this Agreement, the applicable Work Order, applicable provisions of the Study protocol, agreed upon standard operating procedures, the current Guidelines for Good Clinical Practice and the Declaration of Helsinki (both as applicable to the Services and in accordance with the specific standards and versions identified in the applicable Study protocol), all applicable laws and regulations, and applicable data privacy regulations, including (as applicable to Services) the European Union’s General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”). Notwithstanding the foregoing, the Parties acknowledge that CCPA exempts Personal information collected as part of a clinical trial or other biomedical research study subject to, or conducted in accordance with, the Federal Policy for the Protection of Human Subjects, also known as the Common Rule, pursuant to good clinical practice guidelines issued by the International Council for Harmonisation or pursuant to human subject protection requirements of the United States Food and Drug Administration, provided that the information is not sold or shared in a manner not permitted by this subparagraph, and if it is inconsistent, that participants be informed of that use and provide consent Cal. Civ. Code § 1798.145(c). Each Party shall ensure that all consents and authorizations required by applicable law are obtained, such that the other Party and each of the other Party’s permitted employees, agents, contractors, and representatives are permitted to access and/or process Personal Data of the other Party’s employees, agents, contractors, and representatives, for the purpose of fulfilling any obligation under this Agreement or for the purpose of complying with any requirement under applicable law or any other legal or regulatory requirement to which the Parties are subject. In addition, where GDPR is in scope, the terms of the Standard Contractual Clauses attached to this Agreement as Exhibit B incorporated herein by reference shall apply with respect to the applicable processing activity.

The Parties and their respective owners, officers, directors, employees or agents have not and shall not pay, give, offer or promise to pay or give, or authorize the payment, directly or indirectly, of any money or anything of value to any foreign government official or employee (including employees of state-owned institutions), for the purpose of (i) influencing any act or decision of such official or of such government,

(ii) inducing that person to do or omit doing any act in violation of his or her lawful duty, (iii) securing an improper advantage, or (iv) influencing such official to use his influence with the government to effect or influence the decision of such government, in order to assist Sponsor or Worldwide in obtaining or retaining business for or with or directing business to any person.

Each Party agrees to comply with all applicable anticorruption laws, rules and regulations. The Parties agree to reasonably cooperate with each other’s diligence efforts in order to satisfy each Party’s obligations under the United States Foreign Corrupt Practices Act, as amended (FCPA), the UK Bribery Act and any implementing legislation under the OECD Convention Against Bribery of Foreign Government Officials in International Business Transactions. Each Party represents and certifies that it maintains adequate internal controls and accurate books and records to the extent required in order to comply with applicable anti-corruption laws.

1.3	Transfer of Obligations

Each Work Order shall constitute a unique agreement and shall stand alone with respect to any other Work Order entered into under this Agreement. As required under Title 21 CFR Part 312.52 or such other substantially equivalent regulation as may be required by the applicable jurisdiction where the Study is conducted, including but not limited to Directive 2001/20/EC and Directive 2005/28/EC as applicable, the Parties shall document in writing the transfer by Sponsor to Worldwide of any of Sponsor’s responsibilities. Notwithstanding the foregoing, Sponsor will retain the ultimate authority and oversight over and responsibility for each Study.

1.4	Changes

The terms of a Work Order may be amended or modified by mutual written agreement of Worldwide and Sponsor. Sponsor may request changes to a Work Order or, if Worldwide believes a change in the scope or scale of Services is necessary or advisable, Worldwide shall so advise Sponsor. In either case, the Parties will negotiate diligently and in good faith any proposed revisions and execute a Change Order (“Change Order”) to the applicable Work Order within a reasonable amount of time.

If a Change Order is not agreed by the Parties and executed promptly upon identification of scope change, then each change will be discussed, agreed and recorded in either an out of scope log (“Out of Scope Log”) or Change Notification Form (“CNF”) and executed by the Parties prior to being formalized in a Change Order on the achievement of an agreed aggregate Change Order threshold. The amended scope of Services and any associated changes to the budget as reflected in the signed or approved Out of Scope log entries or CNF is binding on both parties and shall be implemented. The Change Order threshold shall be identified in each applicable Work Order. Once any Out of Scope Log, CNF, or combination thereof has reached the Change Order threshold as outlined in the applicable Work Order, a formal Change Order will be prepared and executed by the Parties. Notwithstanding the aforementioned, in the event Worldwide provides additional services or expends resources at Sponsor’s written request and in strict accordance with Sponsor’s requirements, in the absence of a Change Order, Sponsor will compensate and/or reimburse Worldwide for all reasonable fees and reasonable costs incurred. In the event Sponsor fails to adhere to the terms of this provision and to compensate and/or reimburse Worldwide for out of scope Services within a reasonable amount of time, Worldwide reserves the right to suspend services under the applicable Work Order until such payment obligations have been met.

2.0WORK PRODUCT

During the term of each Work Order, Worldwide shall maintain all materials and all other data or documents included in the Trial Master File obtained or generated by Worldwide in the course of providing the relevant Services in accordance with Worldwide’s standard operating procedures, including all computerized records and files (“Work Product”), in a secure area reasonably protected from fire, theft and destruction. At the expiration or termination of a Work Order and subject to satisfaction of the Parties’ obligations thereunder, Worldwide shall, at Sponsor’s expense, provide for the disposition of the Work Product as agreed in the applicable Work Order. The Work Order shall provide that Worldwide (a) deliver the Work Product, in the form in which Worldwide currently holds it, to a designated Sponsor location or to such other entity or at such other address as Sponsor may specify, (b) retain the materials for the period of time specified in the Work Order, or (c) destroy all such materials except for those which Worldwide is required by law or regulation to store or maintain. Upon expiration or termination of a Work Order, any storage, destruction or shipping costs or services relating to such disposition of the Work Product will be billed by Worldwide to Sponsor as Pass-through Expenses (as defined below) and all regulatory responsibilities with respect to the maintenance of such Work Product shall be conferred to Sponsor, as evidenced by Sponsor’s written acknowledgement of acceptance. Notwithstanding the foregoing, Worldwide may retain copies of any portion of the Work Product as may be reasonably necessary for regulatory or insurance purposes and one electronic, archival backup copy in accordance with Worldwide’s data retention standard operating procedures, subject to its ongoing obligation to maintain the confidentiality of such materials. For the avoidance of doubt, study records, documents that individually and collectively permit evaluation of the conduct of a study and the quality of the data produced, (“Records”) are not required by regulatory bodies to be retained beyond the contractual agreement with the Sponsor. By default all Records will be returned to Sponsor at Sponsor’s expense if not specified otherwise in a Work Order.

3.0	PAYMENT AND COMPENSATION

The Parties agree that the fees and other reimbursements that Worldwide will receive for performing the Services hereunder will be outlined in each Work Order and are subject to the following terms and conditions.

3.1	Compensation for Services

As compensation for providing the Services, Sponsor shall pay Worldwide in accordance with the terms in this Agreement and each applicable Work Order. Each Work Order will include as attachments a Study budget containing Worldwide’s estimated service fees and Pass-through Expenses (the “Budget”), a payment schedule (the “Payment Schedule”) and a timeline showing performance milestones (the “Timeline”).

3.2	Pass-through Expenses

Sponsor will reimburse Worldwide for travel and other reasonable out-of-pocket expenses, exclusive of grant payments (described below), incurred by Worldwide as identified in the Budget or otherwise approved by the Sponsor which Worldwide will invoice to the Sponsor without mark-up (“Pass-through Expenses”). Pass-through Expenses shall include, but shall not be limited to lodging, travel, third party vendor costs, and other reasonable costs.

3.3	Invoices

Worldwide shall submit a reasonably detailed invoice by email to Sponsor (atuchman@synaptogen.com on a monthly basis with appropriate supporting summary documentation. Each invoiced line-item Pass- through Expense includes a URL to the applicable receipt. Additional detailed back-up of Pass-through Expenses, including actual expense reports and/or expense receipts will not be provided to Sponsor. Worldwide shall retain receipts for review by Sponsor upon Sponsor’s written request.

3.4	Payment Terms

Sponsor agrees to pay for Services and Pass-through Expenses in accordance with the Payment Schedule outlined in each Work Order or associated Change Order. Sponsor will pay for all Services, Pass-through Expenses and other undisputed invoiced items within thirty (30) days of receipt of an invoice. Worldwide reserves the right to suspend Services in the event undisputed invoices are not paid in accordance with the payment terms contained herein. All payments will be made in the currency noted in the Work Order. All fees for Services and Pass-through Expenses under this Agreement are stated exclusive of any local, state, federal or foreign sales and use taxes, VAT, if any, as any such taxes shall be paid by Sponsor. If such taxes are applicable under local regulations, Worldwide will add these taxes to the invoices at the relevant rate. Worldwide reserves the right to apply inflation to fees for new and ongoing services that extend beyond the term agreed in the applicable Work Order, however, no such fee will be applied more frequently than annually and, in the event such inflation factor would increase by more than five percent (5%) from the inflation factors established in the Work Order Budget, the Parties agree to negotiate in good faith a mutually agreeable adjustment.

Payments shall be made by Sponsor via wire transfer of immediately available funds to Worldwide’s account set forth in the applicable Work Order.

3.5	Project Delays

In the event Sponsor delays, suspends or places a hold on the Study for any reason, Sponsor shall promptly provide Worldwide with written notice of such delay, hold or suspension, and Sponsor and Worldwide will, within thirty (30) days of such notice, agree on appropriate revisions to the applicable Work Order and each Party will complete its respective duties and obligations as described in any resulting Change Order. During the period following Worldwide’s receipt of Sponsor’s notice of delay, hold or suspension, Sponsor will compensate Worldwide for additional service fees and Pass-through Expenses incurred by Worldwide as a result of such delay or suspension, as agreed to and set forth in any such resulting Change Order.

In the event that a Study is delayed or placed on-hold for more than thirty (30) calendar days, Sponsor shall have the right to retain, at Sponsor’s expense, all core team members, at their contracted rate for the duration of the delay or on-hold period. If Sponsor does not wish to retain any core team members for the duration of the delay or on-hold period, Worldwide shall have the right to reallocate any and all such staff after such thirty (30) calendar day period. If the delay or on-hold period continues for ninety (90) days, either Party may, by provision of written notice, terminate the applicable Work Order.

3.6	Currency Management

For service fees, the bid currencies will be tracked and managed against the contract currency established in each Work Order. At the end of each calendar quarter, a currency review may occur to assess the impact of currency fluctuation by comparing the actual average exchange rate(s) as published by Reuters.com (historical currency converter; average exchange rate with the basis the MID between the bid and the ask rate) to the currency exchange rate(s) set out in the Work Order If the actual average exchange rate differs (up or down) by more than 2% from the currency exchange rate(s) in the applicable Work Order, Worldwide will apply this percent difference against the amounts invoiced for fees since the last review was carried out. Such currency exchange rate adjustment will be credited (or debited) against the next invoice issued to Sponsor. If more than one bid currency is being tracked, the currency fluctuation review will compare the weighted average actual exchange rate to the weighted average exchange rate set out in the applicable Work Order.

3.7	Disputed Invoices

In the event Sponsor disputes one or more items in an invoice, Sponsor will notify Worldwide in writing within ten (10) business days of receipt of the invoice and such notice shall contain a reasonably detailed description of the item(s) being disputed and the basis therefor. Worldwide will respond to Sponsor within ten (10) business days of receipt of the notification. This written communication pattern will continue until Worldwide has provided Sponsor with sufficient justification for the disputed item(s) or until the Parties agree to a resolution of the disputed amount. Sponsor shall pay the undisputed portion of the invoice in accordance with the payment terms and shall use its best efforts to pay the disputed amount within twenty (20) days of resolution of the dispute. In the event the Parties are unable to reach a satisfactory resolution within sixty (60) days of the original invoice, either Party may pursue alternative remedies in accordance with this Agreement.

4.0	THIRD PARTY AGREEMENTS

Worldwide may retain one (1) or more third party providers to perform, in whole or part, Services required under any Work Order governed by this Agreement. Worldwide shall ensure each third party provider is bound by terms and conditions at least as restrictive as the obligations outlined in this Agreement regarding intellectual property and confidential information in connection with the performance of Services under any Work Order.

In the event Worldwide contracts with its approved third party provider, Worldwide hereby agrees to manage and assume responsibility for such third party provider’s performance.

In the event Sponsor requests Worldwide to use a particular third party provider, and Worldwide, at its reasonable discretion, does not wish to contract with such third party provider, then Sponsor shall contract directly with such third party provider (a “Sponsor Designated Provider”). In no case will Worldwide be liable to Sponsor for Sponsor Designated Provider’s performance or conformance with any obligations under this Agreement or the instruction or supervision of such Sponsor Designated Provider.

4.1	Institutions/Investigators

Worldwide’s Services under a Work Order may include identifying potential medical institutions (“Institutions”) or clinical investigators (“Investigators”) (Institutions and Investigators together, the “Sites”) and/or negotiating, executing and/or administering contracts with such parties which will govern their participation in the Study (“Clinical Trial Agreements”). If, pursuant to a Work Order, Sponsor delegates to Worldwide the responsibility for negotiating and/or executing Clinical Trial Agreements, the following provisions will apply:

(a)

Sponsor may provide Worldwide with a list of suggested Sites to be recruited by Worldwide for a Study. Worldwide shall notify Sponsor in writing as to any listed Site with which Worldwide does not wish to contract.

(b)	Selection of all Sites will be subject to approval by Sponsor prior to initiation of any Study-related activities involving that Site or the start of any negotiations with such Site.

(c)

Where Worldwide is negotiating Clinical Trial Agreements on behalf of Sponsor, Worldwide templates and fallback parameters shall be used. Templates, parameters and negotiation process will be subject to approval by Sponsor prior to the start of negotiation with the Sites and shall be incorporated into a Contract and Budget Plan executed by the Parties.

(d)

In ex-US regions, local laws, practices and logistical considerations may make it necessary or preferable for Worldwide to act as a contracting party to the Clinical Trial Agreements. For such regions, Worldwide may enter into Clinical Trial Agreements directly as an agent on behalf of Sponsor. Unless otherwise required by applicable law, each template shall clearly identify the agency relationship between Sponsor and Worldwide and all Sponsor rights and obligations under the Clinical Trial Agreement shall remain with Sponsor as principal.

(e)

If a Site requests indemnification from Sponsor, standard indemnification language, generated by the Sponsor, will be provided to the Site. If the Site requests changes to the standard language, Worldwide will negotiate with the Site on Sponsor’s behalf with Sponsor’s input and approval, and if agreed, Sponsor will issue a letter of indemnification directly to the Site. Sponsor acknowledges that Worldwide shall have no indemnification obligation to any Site relative to the Study drug or the applicable Study protocol. In addition, Worldwide shall not be deemed to have failed to perform under this Agreement in the event a Site declines participation in a Study as a result of Sponsor’s refusal to indemnify such Site.

(f)

The Sponsor may elect that grant payments to Sites be administered on its behalf by Worldwide, acting solely as payment agent unless otherwise agreed to by Worldwide in writing. Worldwide shall distribute all payments to Sites according to the provisions of the applicable Clinical Trial Agreement and Work Order. Sponsor acknowledges and agrees that Worldwide will manage all administration of payments or other obligations to Sites for Services rendered in connection with relevant Studies solely out of funds provided to Worldwide from Sponsor for this specific purpose. Furthermore, Sponsor acknowledges and agrees that Worldwide intends to maintain a cash neutral policy with regard to Site payments. In the event Worldwide or the Sites incur bank fees with respect to the remittance of these grant payments, such fees will be borne by Sponsor. All payments to Sites and any associated bank fees will be made by Worldwide solely from the funds that have been specifically provided by Sponsor to Worldwide for this purpose and not from Worldwide funds. Worldwide will not be liable for payments not made on a timely basis to any Site as a result of Sponsor’s failure to provide, in advance, sufficient funds for such payments.

The Parties acknowledge and agree that, for the purposes of this Agreement or any Work Order, Sites shall not be considered as employees, agents or subcontractors of Worldwide or Sponsor and that Sites will be required to exercise their own independent medical judgement. Worldwide’s responsibilities with respect to Sites shall be limited to those specifically set forth in the applicable Work Order.

5.0CONFIDENTIAL INFORMATION

The Parties acknowledge and agree that in the course of performing Services hereunder, either Party may be exposed to or be given confidential or proprietary information of the other Party (“Confidential Information”). The Parties agree to hold all Confidential Information in secrecy for a period of five (5) years from the date hereof and shall disclose Confidential Information to agents, employees and/or third parties strictly on a need-to-know basis for purposes of this Agreement. Without limiting the generality of the foregoing, Confidential Information shall include, without limitation, financial information, protocols, brochures, formulations, proposals, employee information, research and development programs, methodology, testing techniques, analytical test method, test samples and prototypes, information gathered or viewed during a site visit, audit or inspection of a Party, analyses, software, source codes and technological or other know-how. Confidential Information shall be deemed to be all such information given by the disclosing Party to the receiving Party except for information which is (i) publicly available or later becomes publicly available through no fault of the receiving Party; (ii) obtained by the receiving Party from a third party entitled to disclose it; (iii) already in possession of the receiving Party as indicated in its competent written records; (iv) independently developed by the receiving Party without use of the Confidential Information as evidenced by competent written records; or (v) required by any law, rule, regulation, order, decision, decree, or subpoena or other judicial, administrative, or legal process to be disclosed.

Both Parties shall ensure that all of its officers, employees, consultants, agents, subcontractors, third party vendors, investigators or contractors who receive such Confidential Information understand and shall be bound by confidentiality provisions at least as stringent as the confidentiality obligations in this Agreement.

Unless otherwise agreed in writing, within thirty (30) days after the termination of the Agreement or the written request by the disclosing Party, and if the disclosing Party is Sponsor, Sponsor’s payment of all outstanding , undisputed invoices, the receiving Party shall return to the disclosing Party all Confidential Information in documentary or permanent form including any and all copies thereof, except for one archival copy that the receiving Party can keep for its records (which may be electronic). Worldwide is responsible for abiding by the terms of this Section 5.0 and for the secure storage of Sponsor’s Confidential Information under all circumstances, including in the event that Worldwide withholds Sponsor’s Confidential Information in a payment dispute as contemplated herein. Under no circumstances will Worldwide withhold Sponsor’s study data and results.

The Parties agree that each Party is and shall remain the exclusive owner of its Confidential Information and all patent, copyright, trade secret and other intellectual property rights therein unless and until a further agreement is executed.

The Parties acknowledge that any violation of the terms of this Section 5 may result in irreparable injury and damage to disclosing Party that is not adequately compensable in money damages, and for which disclosing Party may have no adequate remedy at law. Accordingly, the receiving Party agrees that the disclosing Party shall be entitled to seek (without waiving any additional rights or remedies, including monetary damages, otherwise available to the disclosing Party at law, in equity, or by statute) preliminary and permanent injunctive relief in the event of a breach or intended or threatened breach by the receiving Party.

6.0OWNERSHIP OF DATA AND INTELLECTUAL PROPERTY

Any invention, discovery, or improvement directly related to Sponsor’s, Confidential Information products or technology which is conceived or reduced to practice as a direct consequence of Worldwide’s performance of the Services hereunder (the “Inventions”) shall become Sponsor property and shall be used by Sponsor as Sponsor deems appropriate. Worldwide agrees to execute and have executed assignments of the Inventions to Sponsor, along with other documents that be necessary or helpful to Sponsor in filing patent applications, or which may relate to any litigation or interference and/or controversy in connection therewith. The entire control, prosecution, and conduct of any patent application filed by Sponsor shall be outside the jurisdiction of and without expense to Worldwide and its officers, employees, representatives and agents. Worldwide acknowledges that Sponsor has the exclusive right to file patent applications in connection with the Inventions. Worldwide warrants that neither it, nor its employees, agents and representatives, will prevent Sponsor from filing patent applications for, or from applying the results of the research carried out for Sponsor hereunder. Worldwide further warrants that its employees are obligated by contract to assign their rights in any Inventions and take steps necessary to perfect Sponsor’s rights therein.

All reports, data, technical information, original works of authorship and all other information, furnished by or on behalf of Sponsor, or created specifically for Sponsor as a deliverable under a Work Order, shall be the sole property of Sponsor. Except as expressly provided in this Section 6, nothing in this Agreement shall be construed as (i) granting to any Party any rights under any patent, copyright or other intellectual property right of the other Party (ii) granting to any Party any rights in or to the Confidential Information of the other Party other than the limited right to use such Confidential Information solely for the purposes expressly permitted by Section 5 of this Agreement.

Sponsor acknowledges that all computer programs, applications, algorithms, databases, methods, techniques, processes and other materials and ideas used by Worldwide in performance of the work under this Agreement, and not supplied to Worldwide by Sponsor (“Worldwide Works”), are the exclusive property of Worldwide or its licensors. Sponsor agrees that any improvements, alterations or enhancements to the Worldwide Works during the term of this Agreement or the Study shall be the sole property of Worldwide. Subject to Section 5 hereof, in no event shall Worldwide be precluded from use of its general knowledge, skills and experience, and any of its ideas, concepts, know-how and techniques used or developed by it in the course of providing Services under this Agreement.

7.0	TERM AND TERMINATION

7.1	Term

This Agreement shall commence on the Effective Date and, unless otherwise terminated, shall continue for three (3) years (“Term”). Upon the expiration of the three (3) year term, the Agreement shall automatically renew for periods of one (1) year (“Extension Term”); unless either Party provides notice of intent not to renew the Agreement within thirty (30) days of the expiration date of the applicable Term or Extension Term. Termination of this Agreement shall not affect any Work Order and each Work Order shall continue in full force and effect until its expiration date or final payment is received, unless specifically earlier terminated in accordance with the terms of this Agreement or the terms of that Work Order.

7.2	Termination for Material Breach

In the event that either Party commits a material breach in any of the terms or conditions of this Agreement or a Work Order, and that Party fails to cure the breach to the reasonable satisfaction of the non-breaching Party within thirty (30) days after receipt of notice of the default or breach from the other Party, the Party giving notice may, at its option, immediately terminate this Agreement, or the Work Order, as applicable, at the end of the 30-day period. For the avoidance of doubt, non-payment of an undisputed invoice hereunder shall automatically be deemed a material breach.

7.3	Termination by Sponsor without Cause

Sponsor shall have the right to terminate this Agreement or a Work Order (for other than breach by Worldwide) at any time by giving written notice at least ninety (90) days prior to the desired termination date.

7.4	Termination by Worldwide without Cause

Worldwide shall have the right to terminate this Agreement or any Work Order hereunder (for other than breach by Sponsor) at any time by giving appropriate written notice at least ninety (90) days prior to the desired termination date; provided, however, if Worldwide terminates this Agreement while any Work Order remains in effect, the terms of this Agreement will continue in force until Worldwide has completed the Services under the applicable Work Order and has received full payment therefor.

7.5	Termination for Other Reasons

Either Party shall have the right to terminate a Work Order due to patient safety at any time by giving appropriate written notice to the other Party. Either Party shall have the right to terminate this Agreement and/or one or more Work Orders at any time upon receipt of written notice to the other Party, if the other Party shall be adjudicated insolvent or shall petition for or consent to any relief under any insolvency, re- organization, receivership, liquidation, compromise, or any moratorium statute, whether now or hereafter in effect, or shall make an assignment for the benefit of its creditors, or shall petition for the appointment of a receiver, liquidator, trustee, or custodian for all or a substantial part of its assets, or if a receiver, liquidator, trustee or custodian is appointed for all or a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment. In the event that any of the above events occur, that Party shall immediately notify the other, in writing, of its occurrence.

7.6	Termination Procedures

Upon termination of this Agreement or any Work Order, the Parties will reasonably cooperate with each other to provide for an orderly cessation and transition, if applicable, of Worldwide’s Services. Worldwide shall use its commercially reasonable efforts to minimize costs associated with the cessation of the Services. In the event a Work Order is terminated, Worldwide shall be entitled to receive payment for all Services actually performed in accordance with the terms of this Agreement and the respective Work Order (based on units completed) and expenses incurred or irrevocably committed to third parties up to the effective date of termination in accordance with the contracted payment terms. In addition, in the event that this Agreement or any Work Order is terminated, Sponsor shall pay all reasonable fees and expenses incurred by Worldwide that are necessary or reasonably required in connection with the orderly cessation or transition of the Services. Upon satisfaction of the Parties’ obligations under this Section 7.6, Worldwide shall deliver all final deliverables to Sponsor and the Parties shall execute a final reconciliation and release agreement pertaining to the applicable Work Order(s). If a Study, Work Order, or the Agreement is cancelled or terminated before the Services have been performed completely, Worldwide shall refund to Sponsor any funds advanced to Worldwide for fees and costs not yet incurred or due to the extent that the payments for the liabilities associated with such fees or costs can reasonably be avoided in whole or in part.

8.0DEBARMENT CERTIFICATION

Worldwide certifies that it has not been debarred under Section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §335a(a) or (b) or any equivalent local law or regulation. In the event that Worldwide becomes debarred, Worldwide agrees to notify Sponsor immediately.

Worldwide certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership, or association which has been debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C §335a (a) or (b) or any equivalent local law or regulation. In the event that Worldwide becomes aware of or receives notice of the debarment of any individual, corporation, partnership, or association providing services to Worldwide, which relate to the Services being provided under this Agreement, Worldwide agrees to notify Sponsor immediately.

9.0	QUALITY ASSURANCE AND AUDITS

9.1	Financial Record Audits

Worldwide shall maintain complete and accurate financial records relating to its performance of the Services and Pass-through Expenses incurred in connection therewith for a period of four (4) years or such later period as required by law.

9.2	Quality GxP Audits by Sponsor

(a)

During the term of each Work Order, Worldwide will permit representatives of the Sponsor to audit any Services provided by Worldwide, to determine that the Services were conducted in accordance with this Agreement and the applicable Work Order; provided that the audit will take place at a reasonable time during normal business hours and reasonable advance written notice is given (i.e. no less than ten (10) business days prior to commencing an audit for/ or without cause, and subject to availability of relevant Worldwide staff and any prior Worldwide inspection or audit commitments). No-cause Sponsor audits are conducted at the Sponsor’s sole cost and expense. Any Sponsor audit may include review of: (i) the facilities where the Services are being, will be or have been conducted; (ii) related Study documentation; and (iii) any other relevant information necessary for Sponsor to confirm that the Services are being or will be or have been conducted in conformance with applicable standard operating procedures, the specific Work Orders, this Agreement, and in compliance with applicable laws and regulations. Worldwide will provide copies of any materials reasonably requested by Sponsor during such Sponsor audit. The Sponsor representative conducting the audit of Worldwide under this section shall not be a Competitor of Worldwide. For purposes of this Section a “Competitor” of Worldwide means a service provider that performs services substantially similar to the services Worldwide performs for its customers and that is identified to Sponsor in writing prior to Sponsor’s notice of an audit – notwithstanding any CRO i.e. PPD, Syneos, IQVIA, Parexel, ICON, etc. shall be considered a ‘Competitor’ of Worldwide.

(b)

Sponsor QA or its representative may conduct audits of a Site to enable Sponsor to assess whether the Services are being provided in accordance with this Agreement and shall work directly with such Sites and Worldwide’s project team in connection with such audit. Worldwide will in good faith and as requested by Sponsor in writing, assist Sponsor in obtaining the information requested, or required in the conduct of the audit. Sponsor shall not disclose to any third party any Confidential Information of Worldwide disclosed to Sponsor in the course of an audit except in accordance with the confidentiality obligations under this Agreement and in no event shall Sponsor disclose Worldwide Confidential Information to a Competitor of Worldwide. If requested by Worldwide in advance, in writing, Sponsor shall reimburse Worldwide for out of pocket costs for the provision of Worldwide personnel to assist with translation during the conduct of an audit.

(c)

If Corrective and Preventive Actions (“CAPAs”) are necessary at the Site or in connection with the investigation or as a result of an audit, Sponsor and Worldwide shall agree in writing as to any Services to be provided by Worldwide in connection with the CAPA and Sponsor shall compensate Worldwide for all related fees expenses to be incurred, provided that Sponsor shall not be liable for any Service fees or expenses directly arising out of a CAPA to the extent any audit findings are the result of Worldwide’s breach of this Agreement or Work Order.

(d)

For purposes of this Section, if any audit by Sponsor is conducted by a party other than a Sponsor employee (“Third Party Auditor”), the Third Party Auditor will be (i) duly qualified by Sponsor to conduct an audit of the Services; and (ii) will, prior to any access to a Worldwide facility or disclosure of any Confidential Information or materials by Worldwide, have agreed to and execute a confidentiality and nondisclosure agreement with Worldwide as to Worldwide Confidential Information that is consistent with and not less stringent than the confidentiality obligations in this Agreement.

10.0REGULATORY AUTHORITIES COMMUNICATIONS AND INSPECTIONS

10.1	Inspection by Regulatory Authorities

(a)

During the term of each Work Order, each Party will permit regulatory authorities to examine: (i) the facilities where the Services are being conducted; (ii) Study documentation; and (iii) any other relevant information, including information that may be designated by one or both of the Parties as confidential, reasonably necessary for regulatory authorities to confirm that the Services are being conducted in compliance with applicable laws and regulations. Worldwide will notify Sponsor as soon as possible, but no later than one (1) business day if any regulatory authority schedules, or without scheduling, begins an inspection that relates to the Services or Worldwide’s obligations hereunder.

(b)

Worldwide shall notify Sponsor within one (1) business day of receipt of a non-routine inquiry, correspondence, inspection or other contact by a regulatory authority in connection with a Study, or this Agreement (each a “Non-Routine Regulatory Contact”) including, but not limited to, inspections of any Sites. For avoidance of doubt, “Non-Routine Regulatory Contact” means any contact by a regulatory authority that is other than a contact that reasonable could be expected in the normal course of business.

(c)	Each Party shall immediately forward to the other Party copies of any correspondence or other documentation from or to any regulatory authority relating solely to a Study or this Agreement.

(d)

As to a regulatory finding, observation or other contact to which Worldwide is required or is reasonably expected to submit a written response in relation to a Study or this Agreement, Worldwide will use reasonable efforts to provide Sponsor with a reasonable opportunity to review and comment on any response (“Response”) required from Worldwide to a regulatory authority. Worldwide shall in good faith consider the inclusion of any comments from Sponsor in its Response but shall not be obligated to incorporate any such comments in a Response. In the event that Worldwide does not incorporate Sponsor comments in the Response, Worldwide shall use reasonable efforts to notify Sponsor prior to the submission of such Response in order to mutually resolve any issues. In any event Worldwide shall promptly provide to Sponsor a copy of the Response submitted by Worldwide to any regulatory authority that (i) solely relates to a Study or this Agreement; or (ii) that would have a material negative impact on the ability of Worldwide to provide the Services provided that Worldwide shall not disclose any information relating to a third party or matter that does not have a material negative impact on the ability of Worldwide to provide the Services.

(e)	Each Party acknowledges that it may not direct or manage the manner in which the other Party fulfils its obligation to permit/conduct inspections by a regulatory authority.

10.2	Serious Breach

(a)	“Serious Breach” may include (a) violation of the conditions and principles of GCP in connection with the trial or (b) the protocol relating to the trial, which is likely to effect to a significant degree: (i) the safety or physical or mental integrity of the subjects of the trial; or (ii) the scientific value of the trial.

(b)	Each Party will notify the other in writing of any Serious Breaches within forty-eight (48) hours of confirmation.

(c)

Upon notification of a Serious Breach the Parties will collaborate on the intended course of action; and inform together the relevant IRB or regulatory authority (for example, MHRA, FDA), if appropriate. Sponsor shall be responsible for any reporting to the regulatory authority and ethics committee unless otherwise agreed in writing.

(d)	Either Party may inform relevant regulatory authorities of any such Serious Breach if, in its opinion, such reporting is required by regulation.

11.0	INDEMNIFICATION

11.1	Indemnification by Worldwide

Worldwide shall indemnify Sponsor and its Affiliates and their officers, directors, employees and agents from any loss, damage, cost or expense (including reasonable attorney’s fees) arising from any third party claim, demand, assessment, action, suit or proceeding (a “Claim”) to the extent caused by Worldwide’s breach of this Agreement, negligence or intentional misconduct. Sponsor will have no obligation to indemnify Worldwide to the extent that a Claim is caused by Worldwide’s breach of this Agreement, negligence or wilful misconduct.

11.2	Indemnification by Sponsor

Sponsor shall indemnify Worldwide and its Affiliates and their respective officers, directors, employees and agents (the “Worldwide Group”) arising out of any Claim related to (i) Worldwide’s performance of the Services in accordance with the terms of this Agreement, the applicable Work Order, or any protocol related thereto, (ii) the Study drug’s harmful or otherwise adverse effect, including, without limitation, a Claim based upon the consumption, sale, distribution or marketing of any substance, including the Study drug, (iii) Sponsor’s breach of this Agreement or the applicable Work Order, or the negligence or intentional misconduct of Sponsor, except to the extent such Claim is caused by Worldwide’s breach of this Agreement, negligence or wilful misconduct.

In the event Worldwide incurs costs or expenses as a result of its becoming involved in, or being required to appear or otherwise participate in, a matter (i) relating to a Study that is the subject of a claim or any proceeding, litigation, arbitration or some other dispute resolution mechanism, and (ii) where Worldwide’s performance of the Services in a manner other than in compliance with this Agreement is not directly and in good faith at issue in such claim, then Sponsor shall reimburse Worldwide for its reasonable costs or expenses. The Parties agree to cooperate with each other and to use commercially reasonable efforts in good faith to minimize Worldwide’s participation in and the costs or expenses relating to such disputes.

11.3	Indemnification Procedures

Upon receipt of written notice of any Claim which may give rise to a right of indemnity from the other Party hereto, the Party seeking indemnification (the “Indemnified Party”) shall give written notice thereof to the other Party (the “Indemnifying Party”). The Indemnified Party shall permit the Indemnifying Party, at its own option and expense, to assume the complete defense of such Claim, provided that the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense. As to those Claims with respect to which the Indemnifying Party does not elect to assume control, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at the Indemnifying Party’s own cost and expense.

12.0	LIMITATION OF LIABILITY

Except for the indemnification obligations of either Party under Section 11, under no circumstances shall either Party be liable under this Agreement for any indirect, incidental, special or consequential damages of the other Party resulting from such Party’s performance or failure to perform under this Agreement. In addition, and except for the indemnification obligations of Worldwide under Section 11.1, in no event shall the collective, aggregate liability of the Worldwide Group to Sponsor exceed the amount of fees actually payable to Worldwide from Sponsor pursuant to the Work Order from which such liability arose.

13.0	INSURANCE

For each applicable Work Order, Sponsor hereby represents and warrants that it shall maintain adequate clinical trial and product liability insurance coverage, with insurance companies having an A. M. Best Rating of "A-, VII" or better, consistent with industry standards to cover all personal injury, death or loss suffered as a result of the Study drug, participation in the trial or the trial screening process. Other than as set forth in Section 11.1, to the extent that Worldwide provides depot services to Sponsor, Worldwide does not take any responsibility for loss or damage to the Study drug while stored at Worldwide’s premises or in transit. Sponsor hereby acknowledges that Worldwide does not carry separate property insurance to cover the value of the Study drug(s). Sponsor shall provide Worldwide with a copy of Sponsor’s effective Certificate of Insurance, Insurance Policy, and any additional policy documents or such other documented evidence reasonably requested by Worldwide to confirm that it has such coverage. Furthermore, for each Study, Sponsor shall execute a Clinical Trial Insurance Declaration in a form substantially similar to Exhibit C attached hereto. Sponsor shall maintain such insurance for the entire duration of the Study and shall notify Worldwide of any changes in coverage which impact the coverage requirements set forth above.

Prior to commencement of any work under this Agreement, Worldwide shall, at its sole expense, maintain the following insurance on its own behalf, with insurance companies having an A. M. Best Rating of "A-, VII", or better:

(1)Commercial General Liability (including Premises Operations). The policy must be on an occurrence form and include the following limits: Each Occurrence: $1,000,000; General Aggregate: $2,000,000.

(2)Commercial Umbrella Liability. This policy must include the following limits: Occurrence Limit: $4,000,000; Aggregate Limit (where applicable); $4,000,000 Policy to be excess of the Commercial General Liability, Commercial Automobile Liability and Employers Liability.

(3)Product/Professional Liability Coverage (Errors & Omissions): Each Claim Limit: $ 10,000,000; Aggregate Limit: $10,000,000. Throughout the Term of this Agreement, the Errors & Omissions Liability insurance’s retroactive date will be no later than the Effective Date of this Agreement.

Sponsor shall be named an additional insured on Worldwide’s general liability policy (excluding products and completed operations).

14.0REPRESENTATIONS AND WARRANTIES

Each Party represents that it is authorized to enter into this Agreement, and any Work Order issued hereunder, and that the terms of this Agreement are not inconsistent with or a violation of any contracted or other legal obligation to which it is subject.

Each Party represents that it has all qualifications, authorizations, licenses or permits which are necessary for performance of its obligations under this Agreement.

15.0DISCLAIMER

Sponsor acknowledges that the results of the Studies for which the Services are to be provided hereunder are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by Worldwide that the product covered by this Agreement can, either during the term of this Agreement or thereafter, be successfully developed or receive the required approval by the regulatory authorities.

Sponsor acknowledges that the development of the protocol concept and scientific rationale shall be the sole responsibility of Sponsor regardless of Worldwide’s involvement in Study design or protocol-writing (or lack thereof).

16.0EMPLOYEES; NON-SOLICITATION

Worldwide’s staff is not, nor shall they be deemed to be at any time during the term of this Agreement, the employees of Sponsor. In consideration of the fees and benefits provided in this Agreement, Sponsor agrees that, without Worldwide’s prior written consent, during the term of this Agreement and for a period of twelve (12) months following its expiration or other termination, neither Sponsor nor any of its Affiliates shall directly solicit for employment or contract, attempt to employ or contract with, or assist any other entity in employing, contracting with or soliciting for employment or contract any employee who is at that time employed/contracted by Worldwide and who had been employed/contracted by Worldwide in connection with one or more Work Orders issued hereunder. In the event of a breach of this Section 16, Worldwide shall be entitled to liquidated damages from Sponsor in an amount equal to six (6) months of such person’s salary. The Parties expressly agree that this amount is not a penalty but is a reasonable estimate of the damages that would result from any breach. In the event that legal action becomes necessary for the enforcement of all or any part of this provision or to collect the liquidated damages provided for herein, the prevailing party shall receive in addition to any other damages or relief awarded, its reasonable attorneys’ fees, together with appropriate costs and interest. Sponsor acknowledges that in the event of a breach of this Section 16, Worldwide shall be entitled to recover injunctive relief as well as liquidated damages, and that the liquidated damages provision included herein does not provide Worldwide with an adequate remedy at law for any such breach. Worldwide acknowledges and agrees that response by a Worldwide employee to a publicly-posted employment advertisement of Sponsor or any of its Affiliates does not violate this Section 16.

17.0NOTICES

All notices provided for in this Agreement shall be in English and shall be sent by registered first class mail, postage prepaid, return receipt requested, addressed to the respective Parties as follows:

If to Sponsor:

Synaptogenix, Inc.,

1185 Avenue of the Americas

3rd Floor, New York

NY 10036

ATTN: Robert Weinstein

If to Worldwide:

c/o Worldwide Clinical Trials, Inc.

600 Park Offices Drive, Suite 200

Research Triangle Park

Durham, NC 27709

ATTN: Legal Department

18.0	MISCELLANEOUS

18.1	Modification

This Agreement may be supplemented, amended or modified only by mutual agreement of the Parties. No supplement, modification or amendment of this Agreement will be binding unless it is in writing and signed by both Parties.

18.2	Assignment

Neither Party shall have the right to assign this Agreement or any of the rights or obligations hereunder, except that (a) Worldwide may subcontract with such individuals or entities it deems necessary and appropriate in order to perform the Services provided that Worldwide will remain responsible for the performance of such subcontracted Services as if it had provided the Services itself, and (b) either Party may assign this Agreement to (i) an Affiliate or (ii) a purchaser of or successor to that area of its business to which this Agreement is related (or, the case of Sponsor, the outstanding Work Orders relate), upon written notice, where such Affiliate or successor has the financial and operational capacity and ability to perform the assigning Party’s obligations hereunder.

18.3	Force Majeure

Neither Sponsor nor Worldwide shall be liable for delays in performing or any failure to perform any of the terms of this Agreement or a Work Order caused by the effects of natural disaster, strike, war (declared or undeclared), insurrection, acts of terror, government sanction, restriction or prohibition, or other causes reasonably beyond its control and without its fault, but the Party failing to perform shall use all commercially reasonable efforts to resume performance of this Agreement as soon as reasonably feasible. Any episode of force majeure which continues for thirty (30) days from the date of notification of its existence shall give the non-affected Party the right to terminate this Agreement upon thirty (30) days additional notice.

18.4	Severability

If any provision of this Agreement is found by a court to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable laws and regulations or stricken if not so conformable, so as not to affect the validity or enforceability of the remaining provisions of this Agreement, except if the principal intent of this Agreement is frustrated by such reformation or deletion in which case this Agreement shall terminate.

18.5	Entire Agreement

The Parties hereto acknowledge that each has read this Agreement, understands it and agrees to be bound by its terms. The Parties agree that this Agreement, along with each Work Order, is the complete agreement between the Parties on the subject matter and supersedes all proposals (oral or written), letters of intent, understandings, representations, conditions, warranties, covenants and other communications between the Parties relating to the same subject matter.

18.6	Survival

The terms contained in Sections 3, 11, 12 and 18 of this Agreement shall survive the completion of performance, expiration or termination of this Agreement. Sections 5 and 6 shall survive for the period expressly set forth in such Section or, if none, the applicable statute of limitations period applicable to a claim for breach of such provision.

18.7	Governing Law and Arbitration

This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, USA. In the event a dispute relating to this Agreement or any Work Order arises between the Parties, the Parties shall confer in good faith to resolve the dispute through negotiations between respective senior executives of the Parties. In the event that the Parties are unable to resolve the dispute, disputes shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in Boston, Massachusetts. Judgment shall be rendered by a mutually agreed upon single arbitrator. The provisions of this Section may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

18.8	Waiver

No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances will be deemed to be construed as a further or continuing waiver of such term, provision or condition or of any other term, provision or condition of this Agreement.

18.9	Independent Contractors

The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Subject to Section 11.0 and/or as may be expressly agreed otherwise in a Work Order in the case of legal representation in the EU, neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

18.10	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, by e-mail delivery of a “.pdf” format data file or other electronic means, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized representatives effective as of the Effective Date.

Synaptogenix, Inc.		WORLDWIDE CLINICAL TRIALS, INC.

By:	/s/ Alan J. Tuchman, M.D.	By:	/s/ Anthony Hinman
Name:	Alan J. Tuchman, M.D.	Name:	Anthony Hinman
Title:	CEO, Synaptogenix, Inc.	Title:	Director, Legal
Date:	2-9-2022	Date:	09-Feb-2022

LIST OF EXHIBITS:

EXHIBIT A:Form of Work Order

EXHIBIT B:Standard Contractual Clauses

EXHIBIT C:Form of Clinical Trial Insurance Declaration